                                                                      EXHIBIT 23


                      [BARRY L. FRIEDMAN, P.C. LETTERHEAD]



To Whom It May Concern:                                        November 24, 2000

        The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of September 1, 2000, on the Financial Statements of Moranzo, Inc., as of August 31, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/ Barry L. Friedman
---------------------------
Barry L. Friedman
Certified Public Accountant

1582 Tulita Drive
Las Vegas, NV  89123
(702)361-8414